Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kilroy Realty Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	1,900,000 (1)	$27.15(2)	$51,585,000 (2)	0.00011020	$5,684.67 (2)

Total Offering Amounts					$51,585,000		$51,585,000

Total Fee Offsets							$—

Net Fee Due							$5,684.67

(1)

This Registration Statement covers, in addition to the number of shares of Kilroy Realty Corporation, a Maryland corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Kilroy Realty Corporation 2006 Incentive Award Plan, as amended (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and (h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 22, 2023, as quoted on the New York Stock Exchange.